Exhibit 19.4

Policy Name: Pre-Arranged Trading Plan Policy

Policy Type: Enterprise

1. General Policy Statement
This policy outlines general guidelines for establishing and operating a Pre-Arranged Trading Plan designed to satisfy an affirmative defense under Securities and Exchange Commission (SEC) Rule 10b5-1(c) to claims of insider trading violations and applies to Securities issued by the Company.

This policy supplements the Insider Trading Policy, which generally prohibits persons who are aware of Material Non-Public Information (MNPI) about any company from (i) trading in Securities of that company; or (ii) providing MNPI or recommendations based on MNPI to persons who trade in Securities on the basis of that information.

2. Scope
This policy applies to all employees of the Company and its business reporting segments, business units and direct and indirect subsidiaries (“affiliates”), and to non-management directors on the Company’s board of directors.

3. Resources to Get Help and Ask Questions
Please email StockPlanAdmin@mckesson.com with any questions about this policy.

4. Foundational Policy Requirements
A Pre-Arranged Trading Plan is a voluntary agreement, arrangement, or plan that generally allows non-management directors and employees to trade Company Securities outside of Trading Window Periods and during times when such trades might otherwise be prohibited.

A Pre-Arranged Trading Plan:
•Must comply with the Company’s guidelines as to plan adoption, terms and operation described in the Pre-Arranged Trading Plan Procedure.
•Must be adopted in good faith and not as part of a scheme to evade the prohibitions of SEC Rule 10b-5.
•Is designed to satisfy the requirements for an affirmative legal defense under SEC Rule 10b5-1(c).
•Generally cannot be amended or canceled.

5. Key Points to Remember
✓A Pre-Arranged Trading Plan may provide flexibility to execute transactions in Company Securities at times that you might not otherwise be authorized to trade.
✓If your Pre-Arranged Trading Plan meets the requirements of SEC Rule 10b5-1 and this policy, you usually may purchase and sell Company Securities under your plan without regard to certain restrictions under the Insider Trading Policy Framework that would otherwise apply to those transactions.

5.1 Pre-Arranged Trading Plans are Not Safe Harbors
•A Pre-Arranged Trading Plan can provide a limited legal defense from certain Insider Trading liability allegations for trades executed under the plan.
•SEC Rule 10b5-1 does not provide an absolute defense or safe harbor from Insider Trading violations.

5.2 No MNPI Permitted at Pre-Arranged Trading Plan Adoption
•You cannot adopt a Pre-Arranged Trading Plan while you are aware of MNPI about Company Securities, even during a Trading Window Period.

5.3 Pre-Arranged Trading Plan Eligibility
•All non-management directors and employees may adopt a Pre-Arranged Trading Plan.
•Section 16 Insiders and other Designated Insiders who routinely are aware of Potential MNPI should consider whether to adopt a Pre-Arranged Trading Plan.

5.4 Trading Activity Outside the Plan
•While you have a Pre-Arranged Trading Plan in place, you may be able to trade Securities that are not covered by that plan, if you comply with the Insider Trading Policy Framework and Insider Trading Laws.
•The Rule 10b5-1 affirmative defense does not apply to any trades made outside of your Pre-Arranged Trading Plan.

5.5 No Hedging Activity Permitted
•Entering into or altering a corresponding or Hedging transaction or position with respect to Securities covered by your Pre-Arranged Trading Plan is prohibited.
•If you violate this prohibition, the affirmative defense under SEC Rule 10b5-1 may not apply to your Hedging transactions or to your transactions made pursuant to your plan, or both. Additional restrictions on Hedging transactions are described in the Section 16 Insider Procedure and the Insider Trading Procedure.

5.6 Disclosure of Plans
•By adopting a Pre-Arranged Trading Plan, you consent to the Company publicly disclosing that you adopted the plan, the key terms of the plan, and the details of transactions executed under the plan. You also consent to the Company publicly disclosing any modification or cancellation of the plan.[1]

1
1 For Section 16 Insiders, your Form 4 reports generally will note whether a trade occurred pursuant to a Pre-Arranged Trading Plan and the date that you adopted it. Similar disclosure occurs in Form 144 filings for individuals who are control persons subject to SEC Rule 144.The Company may disclose the correlation between Company share repurchase programs and Section 16 Insider sales under, or adoptions of, Pre-Arranged Trading Plans.

6. Penalties for Noncompliance
Your failure to comply with the Insider Trading Policy Framework and Insider Trading Laws could result in:
•Civil liability and sanctions;
•Criminal sanctions, including fines and imprisonment;
•The unavailability of an affirmative legal defense; and/or
•Disciplinary action by the Company up to and including termination of employment.

7. Exceptions
Any exceptions to this policy require the written authorization of the Company’s Chief Legal Officer or Corporate Secretary. The Company can refuse to authorize an exception, for any reason or no reason.

8. Definitions
Company	McKesson Corporation
Designated Insider(s)	Includes non-management directors on the Company’s board of directors and employees of the Company and its business reporting segments, business units and direct and indirect subsidiaries (“affiliates”) who are subject to one or more special restrictions on their ability to trade Company Securities, as described in the Designated Insider Policy and the Designated Insider Trading Procedure.
Hedging	The use of trading techniques to offset the risk of potential losses or gains from trades in Securities.
Insider Trading	Any person’s illegal or unauthorized trading of any company’s Securities while the person is aware of MNPI about that company.
Insider Trading Policy Framework	Includes the: Code of Conduct; Insider Trading Policy; Designated Insider Policy; Section 16 Insider Policy; Pre-Arranged Trading Plan Policy; and their related procedures. It also includes the Share Repurchase and Sale Policy applicable to the Company itself.
Insider Trading Laws	Federal, state and foreign securities laws that prohibit persons who are aware of MNPI about any company from (i) trading in Securities of that company or (ii) providing MNPI or recommendations based on MNPI to persons who trade Securities based on that information.
Material Information	Information that a reasonable investor likely would consider important in deciding to buy, hold or sell Securities.
Material Non-Public Information (MNPI)	Material Information that has not been Publicly Disclosed.

Potential MNPI
Information that, in the judgment of the Company’s securities legal counsel, possibly might be considered MNPI based on, for example, an assessment of the likelihood that the information might develop into MNPI or be viewed in hindsight to have been MNPI at an earlier point in time. Refer to the Appendix to the Insider Trading Procedure for examples of types of information that should be treated as Potential MNPI.

Pre-Arranged Trading Plan	A voluntary agreement, arrangement, or plan for trading in Securities that is designed to satisfy the requirements of SEC Rule 10b5-1.
Publicly Disclosed
The subject company has disclosed all of the Material Information about a topic using methods that are reasonably designed to provide broad, non-exclusionary distribution of the information to the public, and sufficient time has elapsed after disclosure for that information to be broadly disseminated to Securities market participants (generally allowing at least one trading day). Refer to the Fair Disclosure Policy for examples of disclosure methods.

Section 16 Insider
Each non-management director on the Company’s board of directors and each Company employee who is notified that they have been designated as an “officer” who is subject to Section 16 of the Securities Exchange Act of 1934.

Securities
Any type of securities that any company issues, such as common stock, preferred stock, options to purchase stock, convertible debentures and warrants, and any type of derivative securities related to a company’s securities, such as exchange-traded put or call options or swaps, whether or not issued by that company. This term is not limited to Securities related to the Company.

Trading Window Period
A period made available by the Company (also called a trading window or a window period) that generally will:
•Open upon the start of the NYSE core trading session (normal start is 9:30 AM EST) immediately following the earlier of (i) the completion of one (whole or shortened) NYSE core trading session after the Company has Publicly Disclosed its quarterly earnings, or (ii) the passage of 24 hours after the Company has Publicly Disclosed its quarterly earnings; and
•Close on the 15th day of the final month of the fiscal quarter, or if that date is not a NYSE regular trading day, then close on the immediately prior NYSE regular trading day.

9. Resources and Related Policies and Procedures
•Designated Insider Policy •Fair Disclosure Policy •Insider Trading Policy •Pre-Arranged Trading Plan Procedure •Section 16 Insider Policy •Stock Ownership Policy
Executive Sponsor	Michele Lau
Policy Owner	Kirsten Jensen
Enterprise Function	General Counsel Organization
Subcategory	Law Department
Associated Risk & Tier	Regulatory Compliance
Effective Date	June 5, 2023
Last Review Date	May 2, 2024
Last Revision Date	May 2, 2024

Procedure Name: Pre-Arranged Trading Plan Procedure

Procedure Type: Enterprise

1. Purpose
This procedure outlines general guidelines for establishing and operating a Pre-Arranged Trading Plan designed to satisfy Securities and Exchange Commission (SEC) Rule 10b5-1(c). This procedure supplements the Pre-Arranged Trading Plan Policy.

2. Scope
This procedure applies to all employees of the Company and its business reporting segments, business units and direct and indirect subsidiaries (“affiliates”), and to non-management directors on the Company’s board of directors. It applies to Securities issued by the Company.

3. Resources to Get Help and Ask Questions
Please email StockPlanAdmin@mckesson.com with any questions about this procedure or the Pre-Arranged Trading Plan Policy.

4. Procedure Requirements

Establishing the Plan

4.1 No MNPI at Time of Trading Plan Adoption
•You cannot establish or adopt a Pre-Arranged Trading Plan while you are aware of Material Non-Public Information (MNPI) about the Company or Securities related to the Company, even during a Trading Window Period.
◦As noted below, the standard form Pre-Arranged Trading Plan used by Fidelity includes a representation from you certifying that you are not aware of any MNPI at the time that you adopt the plan.
•If you have questions about whether or not you may be aware of MNPI, contact StockPlanAdmin@mckesson.com.

4.2 Timing of Trading Plan Adoption
•A Pre-Arranged Trading Plan can be adopted only during an open Trading Window Period. •Contact StockPlanAdmin@mckesson.com to learn about scheduled Trading Window Periods.

4.3 Securities Subject to a Pre-Arranged Trading Plan
•Your Pre-Arranged Trading Plan cannot provide for short sales, Hedging transactions or positions with respect to Securities covered by your plan, or trades in options or other derivative Securities related to the Company that were not issued by the Company. Additional restrictions on these types of transactions are described in the Section 16 Insider Procedure and the Insider Trading Procedure.
•The Company may authorize the use of Pre-Arranged Trading Plans for:
◦Purchases of Company common stock pursuant to the Employee Stock Purchase Plan (ESPP) and Dividend Reinvestment Plan (DRP).[1]
◦Exercises of Company-issued stock options and sales of the resulting shares of Company common stock.
◦Sales or bona fide gifts of Company common stock, including shares received from vesting of Restricted Stock Units (RSUs) and from purchases of shares under the ESPP.

4.3.1. Company Equity Plans and Awards
Securities may be included in a Pre-Arranged Trading Plan only if they will have vested or have been acquired by you on or before the first date on which those Securities could be sold under the plan, except that:
•Share awards that have not yet vested may be included in a plan if the vesting condition must have occurred before any sale of those shares could occur.
•Your plan may provide for sales of shares that you in good faith expect to purchase under the ESPP in the future.[2]
•If you are subject to a stock ownership requirement, then you must satisfy those requirements before sales can occur under a plan.[3]

4.4 Form of Trading Plan
•Your Pre-Arranged Trading Plan must use the standard form provided by Fidelity and the Company.
•The standard form Pre-Arranged Trading Plan used by Fidelity includes a representation from you certifying that: (i) you are not aware of any MNPI at the time you adopt the plan; and (ii) you are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in SEC Rule 10b-5.
•You should not enter into a Pre-Arranged Trading Plan unless you intend in good faith to complete all transactions as described in the schedules to that plan.
•Fidelity requires that the Company authorize your Pre-Arranged Trading Plan before Fidelity will administer the plan.
•The Company may refuse to authorize any Pre-Arranged Trading Plan in its discretion, for any reason or for no reason.

[1] Enrollment in the ESPP or DRP may be deemed to be the adoption of a Pre-Arranged Trading Plan under SEC Rule 10b5-1. Enrollment or changes in participation in the ESPP or DRP must, however, otherwise be consistent with this procedure in order for the legal defense under SEC Rule 10b5-1 to be potentially applicable to your Securities trades.
[2] Changes to your level of contribution to the ESPP for share purchases might cause your arrangements for sale of those shares to not qualify as a Pre-Arranged Trading Plan.
[3] Applies to non-management directors and certain Company officers.

4.5 Plan Length and Expiration
•Your Pre-Arranged Trading Plan should provide that it will expire by its terms on a specified date that is between 12 and 24 months after the plan is authorized by the Company.
•Once all of your trading instructions in your Pre-Arranged Trading Plan have been executed or have expired unexecuted, that plan is considered to have expired by its terms regardless of any specified expiration date that is later.

4.6 Short-Term and Single-Trade Plans
•The Company discourages any Pre-Arranged Trading Plan that is likely to expire (including by exhaustion of all scheduled trades) fewer than 6 months after it is authorized by the Company, regardless of any later expiration date specified in the plan.
•The Company discourages any Pre-Arranged Trading Plan that is designed to effect the purchase or sale of all Securities covered by that plan as a single trade or transaction, and you can adopt only one such plan in any consecutive 12-month period. [4]
•The Company can refuse to approve any short-term or single-trade plan, for any reason or for no reason.

4.7 Minimum Cooling-Off Period
•The first transaction under your Pre-Arranged Trading Plan cannot occur until at least 30 days after the date your plan is adopted by you and approved by the Company.
•If you are a Section 16 Insider, the first transaction under your Pre-Arranged Trading Plan cannot occur until the later of (i) 90 days after the date your Pre-Arranged Trading Plan is adopted by you and approved by the Company, or (ii) 2 business days after the Company files a Form 10-Q or Form 10-K that discloses its financial results for its fiscal quarter in which your plan was adopted; except that your cooling-off period need not exceed 120 days after the date your Pre-Arranged Trading Plan is adopted by you and approved by the Company.
•Longer, voluntary cooling-off periods generally are encouraged by the Company, and the Company can require a minimum cooling-off period that is longer than the minimums described above.

[4] This limitation does not apply to a Sell-to-Cover Plan as described in Section 4.8.

4.8 Multiple Trading Plans
•The Company generally discourages you from having in effect at the same time more than one Pre-Arranged Trading Plan that provides for purchases or sales of any class of Securities of the Company on the open market during the same period, except that, with the Company’s authorization, you generally would be permitted to adopt and utilize the following types of plans along with another Pre-Arranged Trading Plan:
◦Successor Plan: A plan that will follow an existing Pre-Arranged Trading Plan, so long as the new plan does not allow any trades until (i) the older plan expires by its terms and (ii) the required cooling-off period ends for the new plan.
◦Sell-to-Cover Plan: A plan that provides for the sale of enough common stock from any equity award vesting events (excluding the vesting of stock options) to satisfy your income tax withholding obligations that arise upon the particular vesting event.
◦Company Sponsored Plans: Purchases under the ESPP or DRP, which might potentially qualify for the affirmative defense under SEC Rule 10b5-1(c).
◦Multi-Account Plan: A series of separate contracts with different broker-dealers or other agents acting on your behalf to execute trades, so long as those contracts when considered together meet the conditions of, and remain collectively subject to, SEC Rule 10b5-1(c)(1) and this procedure.
•The Company can refuse to authorize any plan that might result in your having multiple, concurrent Pre-Arranged Trading Plans.
•The Company discourages plans that involve more than one broker-dealer or other agent, or any broker-dealer other than Fidelity.

4.9 Authorization by the Company is not Legal, Tax or Financial Advice
•Authorization from a Company representative for you to adopt a Pre-Arranged Trading Plan or engage in any transaction involving Securities does not constitute personal legal, tax or financial advice to you.[5]
•You bear the entire risk of your own investment decisions, including the use of a Pre-Arranged Trading Plan.
•In all cases, you are personally responsible for determining whether you are aware of MNPI at the time of plan adoption and, if so, to refrain from entering into a Pre-Arranged Trading Plan and from trading Securities related to that MNPI.

Plan Adoption Process

Step 1
•Send an email with your contact information to 10b51.sps@fidelity.com and a specialist will reach out to assist with your plan.
•Fidelity works with you and your financial adviser to draft a proposed Pre-Arranged Trading Plan.
◦You must use the standard form of Pre-Arranged Trading Plan that Fidelity provides to you.
◦You instruct Fidelity how trades (sales and purchases) are to be effected under trading schedules that form part of your plan.*

[5] The Company’s attorneys represent the Company and its affiliates, not individuals. The securities laws are complex, and you should consider seeking advice from your personal legal counsel about your decisions to trade in Securities.

Step 2
•Fidelity provides the Company a draft of your proposed Pre-Arranged Trading Plan, including the trading schedules.
•The Company advises Fidelity whether you are authorized to enter into the proposed Pre-Arranged Trading Plan.

Step 3
•Fidelity typically sends the plan to you for signature via DocuSign and sends the plan to the Company for authorization via DocuSign.
•Fidelity provides you and the Company a PDF copy of your fully signed plan.

Step 4	•The Company’s Stock Plan Administration team typically adds your plan to a list of active and historic Pre-Arranged Trading Plans and saves an archival copy.

* You cannot retain discretion over trades. Fidelity may reject and refuse to administer a plan that it considers to be overly complex or risky.

After the Plan is Established

4.10 Act in Good Faith
•The affirmative defense under SEC Rule 10b5-1(c) requires that you have acted in good faith with respect to your Pre-Arranged Trading Plan.
•You should execute through Fidelity in good faith the trades covered by the trading schedules to your plan.

4.11 Communicating with Fidelity After Plan Adoption
•Once your Pre-Arranged Trading Plan is adopted, you and your representatives are not allowed to influence how, when, or whether transactions occur under that plan.
•After adopting your plan, you should limit your and your financial advisors’ and other representatives’ communications with Fidelity about the plan to only receiving notifications from Fidelity about executed trades.

4.12 When Sales and Purchases Can Occur Under Your Plan
•Your Pre-Arranged Trading Plan is effective at the end of the cooling-off period described above, and trades occur automatically from that time in accordance with the trading schedules in the plan, regardless of whether there is a Trading Window Period open at the time of your transaction or whether you then are aware of MNPI about the Company or its Securities.
•After the Company authorizes your plan, you do not require further authorization from the Company to effect individual trades pursuant to the plan.
•The Company reserves the right to suspend trades under your Pre-Arranged Trading Plan at any time in its discretion, for any reason or for no reason, upon notice to Fidelity.

4.13 Modification and Cancellation of Trading Plans
•The Company discourages amendment or early termination of trading plans for any reason.
◦For example, the Company does not authorize you to temporarily suspend your plan, or to sell outside of your plan any of the same Securities that are subject to the plan.
•A modification to a trading plan which affects the amount, price, or timing of the purchase or sale of Securities (including modification to a written formula or algorithm) will be deemed to be a termination of the existing plan and adoption of a new plan.
•Any amendment or cancellation of a Pre-Arranged Trading Plan requires pre-authorization by the Company’s securities legal counsel and is subject to the same conditions that apply to the adoption of a new plan.
•The Company may refuse to authorize any amendment or early termination of a Pre-Arranged Trading Plan in its discretion, for any reason or for no reason.

4.14 Trading Activity Outside the Plan
•While you have a Pre-Arranged Trading Plan in place, you are permitted to engage in transactions for Securities that are not covered by that plan, subject to those transactions not having the effect of a Hedge against Securities transactions scheduled under your plan, and to your complying with the Insider Trading Policy Framework and Insider Trading Laws for the sale of those other Securities.
•Trades outside of your plan are not entitled to the Rule 10b5-1 affirmative defense against Insider Trading liability that might apply to sales under the plan.

4.15 Disclosure of Plans
•By adopting a Pre-Arranged Trading Plan, you consent to the Company publicly disclosing information about: (i) your adoption of the plan; (ii) the key terms of the plan, including the expected duration of the plan and the aggregate number or amount of Securities covered by the plan; (iii) the details of transactions you complete under the plan; and (iv) any modification or cancellation of the plan.[6]

5. Penalties for Noncompliance
Your failure to comply with the Insider Trading Policy Framework and Insider Trading Laws could result in:

•Civil liability and sanctions;
•Criminal sanctions, including fines and imprisonment;
•The unavailability of an affirmative legal defense; and/or
•Disciplinary action by the Company up to and including termination of employment.

[6] For Section 16 Insiders: Your Form 4 and Form 5 reports may note whether a trade occurred pursuant to a Pre-Arranged Trading Plan and the date that you adopted it. Similar disclosure may occur in Form 144 filings for individuals who are control persons subject to SEC Rule 144. The Company may disclose the correlation between Company share repurchase programs and Section 16 Insider sales under, or adoptions of, Pre-Arranged Trading Plans. Section 16 Insiders who adopt a Pre-Arranged Trading Plan within 10 days before or after the Company announces a share repurchase program may be subject to additional disclosure about their plan adoption.

6. Exceptions
Any exception to this procedure requires the written authorization of the Company’s Chief Legal Officer or Corporate Secretary. The Company can refuse to authorize an exception, for any reason or no reason.

7. Definitions
Company	McKesson Corporation
Hedge or Hedging	The use of trading techniques to offset potential losses or gains from trades in Securities.
Insider Trading	Any person’s illegal or unauthorized trading of any company’s Securities while the person is aware of MNPI about that company.
Insider Trading Policy Framework	Includes the: Code of Conduct; Insider Trading Policy; Designated Insider Policy; Section 16 Insider Policy; Pre-Arranged Trading Plan Policy; and their related procedures. It also includes the Share Repurchase and Sale Policy applicable to the Company itself.
Insider Trading Laws	Federal, state and foreign securities laws that prohibit persons who are aware of MNPI about any company from (i) trading in Securities of that company or (ii) providing MNPI or recommendations based on MNPI to persons who trade Securities based on that information.
Material Information	Information that a reasonable investor likely would consider important in deciding to buy, hold or sell Securities.
Material Non-Public Information (MNPI)	Material Information that has not been Publicly Disclosed.
Pre-Arranged Trading Plan	A voluntary agreement, arrangement, or plan for trading in Securities that is designed to satisfy the requirements of SEC Rule 10b5-1.
Publicly Disclosed	The subject company has disclosed all of the Material Information about a topic using methods that are reasonably designed to provide broad, non-exclusionary distribution of the information to the public, and sufficient time has elapsed after disclosure for that information to be broadly disseminated to Securities market participants (generally allowing at least one trading day). Refer to the Fair Disclosure Policy for examples of disclosure methods.
Section 16 Insider	Each non-management director on the Company’s board of directors, and each employee of the Company or any of its business reporting segments, business units and direct and indirect subsidiaries (“affiliates”) who has been notified that they have been designated as an “officer” who is subject to Section 16 of the Securities Exchange Act of 1934.

Securities
Any type of securities that any company issues, such as common stock, preferred stock, options to purchase stock, convertible debentures and warrants, and any type of derivative securities related to a company’s securities, such as exchange-traded put or call options or swaps, whether or not issued by that company. This term is not limited to Securities related to the Company.

Trading Window Period
A period made available by the Company (also called a trading window or a window period) that generally will:

•Open upon the start of the NYSE core trading session (normal start is 9:30 AM EST) immediately following the earlier of (i) the completion of one (whole or shortened) NYSE core trading session after the Company has Publicly Disclosed its quarterly earnings, or (ii) the passage of 24 hours after the Company has Publicly Disclosed its quarterly earnings; and
•Close on the 15th day of the final month of the fiscal quarter, or if that date is not a NYSE regular trading day, then close on the immediately prior NYSE regular trading day.

8. Resources and Related Policies
•Designated Insider Policy •Fair Disclosure Policy •Insider Trading Policy •Pre-Arranged Trading Plan Policy •Section 16 Insider Policy •Stock Ownership Policy
Executive Sponsor	Michele Lau
Procedure Owner	Kirsten Jensen
Enterprise Function	General Counsel Organization
Subcategory	Law Department
Associated Risk & Tier	Regulatory Compliance
Effective Date	June 5, 2023
Last Review Date	May 2, 2024
Last Revision Date	May 2, 2024